Exhibit 99.6

Press Release

INTERPOOL TO CELEBRATE TEN YEARS ON NYSE AT BELL RINGING CEREMONY

PRINCETON, NJ, May 14, 2003 - Interpool, Inc. (NYSE:IPX) announced that chairman and chief executive officer Martin Tuchman will commemorate the 10th anniversary of Interpool's listing on the New York Stock Exchange, (NYSE) by ringing the closing bell on Wednesday, May 14, 2003.

Mr. Tuchman commented, "The decision to list Interpool's shares on the New York Stock Exchange remains one of the most important in the history of our company. Our NYSE listing has provided Interpool with access to investors and capital from around the globe, and has allowed our shareholders to enjoy the comfort and confidence associated with a listing on the world's most recognized and efficient stock exchange."

Interpool's common stock commenced trading on the NYSE on May 10, 1993. Since its initial public offering, over 33 million shares of IPX have traded.

"We are proud to celebrate ten years of trading on the NYSE, and look forward to continuing our relationship with the most respected symbol of international commerce," Tuchman said.

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 240 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

For Interpool Inc.
Contact:

Mitchell Gordon
Executive Vice President &
Chief Financial Officer
(212) 916-3284
mgordon@interpool.com